Exhibit 99.1

For investor inquiries, contact:
Ben Daitch
Senior Vice President & CFO
Cano Petroleum, Inc.
877.698.0900
info@canopetro.com

Cano Announces Revised FY 2009 Capital Plan and First Quarter Production Growth of 8.7% Quarter on Quarter

FORT WORTH, TEXAS, October 29, 2008—Cano Petroleum, Inc. (Amex:CFW) today announced that it has reduced its FY 2009 capital budget to $35.5 million from $97.5 million.  Jeff Johnson, Cano’s Chairman and CEO stated “Unprecedented turmoil in the capital markets, coupled with greater than 50% drops in crude oil and natural gas prices have caused us to respond by reducing our drilling capital budget. This reduction is being taken to assure our shareholders that our balance sheet will remain strong and to ensure our liquidity for the next 24 months as we cannot confidently rely on the capital markets in today’s economic environment.  Additionally, our second half of fiscal year 2009 capital plan is well within operating cash flow.  Cano’s current hedge position provides floors of $80-$85 for our crude oil and $7.75 - $8.00 for our natural gas for approximately 1,100 BOEPD through March 2011.  We believe these steps are prudent in light of current market conditions.”

Credit Facility

The Company’s $100 million credit facility was reviewed by its bank group in connection with the sale of our non-core asset, Pantwist, LLC on October 1, 2008.   The facility will remain in place with the borrowing base unchanged at $60 million. The facility is currently undrawn.  The Company has no current plans or need to access the equity capital markets.

Crude Oil and Natural Gas Hedges

The company has hedges covering 3.0 MMcf per day of natural gas for fiscal year 2009 at a weighted-average NYMEX floor price of $7.85 per Mcf and 600 Bbl per day for crude oil for fiscal year 2009 at a weighted-average NYMEX floor price of $82.03 per Bbl. For fiscal year 2010, natural gas hedges cover 2.7 MMcf of natural gas per day at a weighted-average NYMEX floor price of $7.85 per Mcf and 600 Bbl per day for crude oil for fiscal year 2010 at a weighted-average NYMEX floor price of $82.00 per Bbl.

Operations Update

Cano achieved its previously announced production growth target of 7 – 9%, growing first quarter FY 2009 production 8.7% over the fourth quarter of fiscal year 2008. Pro forma for the sale of Pantwist, LLC, production grew to 1,238 Boepd, from 1,139 Boepd.  In recognition of the new capital plan, we now expect to maintain current production levels for the remainder of the fiscal year with any potential production lift coming from prior investments in our Cockrell Ranch and Cato waterfloods.

Of the $35.5 million drilling capital budget, $20 million was incurred in the first quarter.  The balance of the budget will go towards drilling five wells in the Harvey lease (1st Panhandle mini phase), four observation wells in the Nowata ASP Pilot and four wells to complete the waterflood pattern at Cato.

Second Quarter Results

The Company anticipates reporting its second quarter FY 2009 results no later than November 10, 2008.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.    ###